Exhibit 99.1

For additional information, contact: David A. Hedges Executive Vice President and Chief Financial Officer (334) 821-9200

Press Release – October 25, 2017

Chairman, CEO, and President, E. L. Spencer, Jr., Announces Retirement;

Board elects Robert W. Dumas CEO and President

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) (the “Company”) today announced the retirement of Mr. E.L. Spencer, Jr. as an executive officer of the Company and its subsidiary, AuburnBank (the “Bank”), and the election of Robert W. Dumas, Vice Chairman of the Company and the Bank’s President and Chief Executive Officer, to succeed Mr. Spencer as the Company’s President and Chief Executive Officer.

Mr. Spencer has led Auburn National Bancorporation, Inc. (the “Company”) and AuburnBank (the “Bank”) as a director of the Bank for almost 43 years and of the Company since 1984. Mr. Spencer has been the Bank’s Chairman for 37 years, and Chairman and Chief Executive Officer of the Company since its formation in 1984.

Mr. Spencer stated that “It has been a privilege and a pleasure to serve the Company and the Bank and work with our team and customers. We are dedicated to serving our communities and customers and look forward to continuing that high level of customer service that is recognized as one of our core values. I am proud of our Board of Directors and our experienced team, who are committed to the Bank’s mission of meeting the financial needs of the citizens of East Alabama. I am confident that Bob Dumas will provide the sound leadership for the Company and the Bank that will ensure continued success. I look forward to continuing as a director.”

Anne M. May, the Company’s lead outside director, praised Mr. Spencer’s leadership: “Mr. Spencer has been an exceptional positive force for the Company and all of us. We are very appreciative of his distinguished service to us and our communities, including building a bank and team that will continue our successes and record of service. The Board of Directors has recognized Mr. Spencer by naming him Chairman Emeritus of the Company.”

Robert W. Dumas, the Company’s newly elected President and CEO, further stated: “Mr. Spencer has provided vision and steady leadership through various economic cycles and change, including the significant growth of our communities and the Bank. He has prepared the organization for the future and I am honored to follow him.”

About Auburn National Bancorporation, Inc.

The Company and the Bank are headquartered in Auburn, Alabama, and have total assets of approximately $829 million. The Bank has operated continuously since 1907. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.